Exhibit 99.1

SmartRent Reports Third Quarter 2021 Financial Results

Revenue Increased 112% as the Company added a record 59,000 Deployed Units

Committed Units Increased to over 704,000

SCOTTSDALE, AZ., November 10, 2021 -- SmartRent, Inc. ("SmartRent" or the “Company”), a leading provider of smart home and smart building automation for property owners, managers, developers, homebuilders, and residents, today reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•	Record revenue of $35.1 million, a year-over-year increase of 112%
•	Deployed 59,347 units, an increase of 111% as compared to the prior year period
•	New Units Booked grew to 49,706, up 134% year-over-year
•	Grew Committed Units to over 704,000
•	Total Aggregate Deployed and Committed Units increased to 975,000
•	Increased SaaS ARR 158% to $8.7 million as compared to the prior year period
•	Grew Hosted Services ARPU 8% to $6.81 as compared to the prior year period
•	Grew deferred revenue by 100% year-over-year to $84.7 million
•	Adjusted EBITDA of $(16.1) million as compared to $(6.8) million in the year ago period
•	Net loss per share of $(0.31) as compared to a net loss per share of $(1.07) for third quarter 2020
•	Completed transaction with Fifth Wall Acquisition Corp. I and commenced trading on the New York Stock Exchange
•	Cash balance of $472.5 million compared to $38.6 million as of December 31, 2020
•	Affirms 161,000 Units Deployed for 2021, reduces expectation for Revenue to a range of $100 to $105 million based on supply chain restraints with respect to the Fusion Hub and Alloy Access

Lucas Haldeman, CEO of SmartRent, commented, “We had an outstanding quarter achieving numerous revenue and operational milestones driven by growing customer demand and accelerated execution by our field installation teams. Our aggregate committed and deployed units reached 975,000 at the end of the quarter, a sizable and growing base that will drive future revenue streams over the next 24 months. Our customer base is now approaching 200 property owners or managers, who collectively control approximately 4.1 million units and represent a significant recurring SaaS revenue opportunity for SmartRent. The strength of our current pipeline underscores the importance of having expertise in both smart home retrofits as well as new build installation. Despite a competitive labor market and a challenging supply chain, we are excited about the progress we continue to make in scaling our team and procuring product to support our growing demand.”

Mr. Haldeman concluded, “Having recently completed our business combination with Fifth Wall Acquisition Corp. I, we have the necessary capital to grow both organically and through selective acquisitions.  We are excited about SmartRent’s future, our capabilities in both retrofit and new development, and our first mover advantage.  We remain uniquely positioned to further advance our stature as a market leader in the multibillion-dollar smart building industry and generate long-term shareholder value.”

Third Quarter Results

Total revenue increased 112% to $35.1 million in the third quarter of 2021, from $16.6 million in the third quarter of 2020. The year-over-year revenue increase was driven largely by strong demand for the Company’s comprehensive smart home solutions as evidenced by increased subscriptions for the Company’s software service applications and reflects the growth in the Company’s Total Units Deployed to 270,772.

Operating expenses increased 145% to $19.7 million in the third quarter of 2021 from $8.1 million in the third quarter of 2020.  Contributing to the increase were higher research and development expense and sales and marketing expense associated with hiring and scaling those teams to support our current and anticipated pace of growth. The Company increased total worldwide headcount to 587, or 137% year-over-year.  The Company also incurred higher general and administrative expenses as a result of increased legal, insurance and consulting activities in connection with operating as a public company.

Adjusted EBITDA was $(16.1) million in the third quarter of 2021 as compared to $(6.8) million in the prior year period. Net loss was $(26.7) million in the third quarter of 2021, as compared to $(8.7) million in the third quarter of 2020. Contributing to the loss is a warranty charge, recorded as a component of hardware cost of revenues, for $5.7 million related to a battery defect in a portion of our SmartHubs.

Total deferred revenue was $84.7 million as of September 30, 2021, up from $74.5 million and $42.4 million as of June 30, 2021 and September 30, 2020, respectively.

At quarter end, the Company had $472.5 million of cash and cash equivalents on its balance sheet and $3.6 million of outstanding term debt.

Key Operating Metrics (1)

•

New Units Deployed in the third quarter of 2021 were 59,347, up 111% compared to 28,190 in the prior year period. Year-to-Date New Units Deployed were 115,667, up 118% compared to the same period last year. As of September 30, 2021, the Company had 270,772 Total Units Deployed, up 117% compared to the prior year period.

•	Units Booked in the third quarter of 2021 were 49,706, up 134% compared to 21,272 in the prior year period. Year-to-date Units Booked were 134,054, up 151% compared to the same period last year.
•

SmartRent’s customers own an aggregate 4.1 million rental units and include 15 of the top 20 multifamily residential owners in the United States as of September 30, 2021. The Company increased Total Committed Units to 704,242 in the quarter representing a sequential 16.2% increase from the second quarter of 2021.

•

ARR in the third quarter of 2021 was $8.7 million, up 158% compared to $3.4 million in the prior year period. ARR represents annualized recurring SaaS revenue earned in the current quarter and does not contemplate revenue that could be attributed to Committed Units.

Recent Business Highlights

•

SmartRent completed its business combination with Fifth Wall Acquisition Corp. I on August 24, 2021 and began trading on the New York Stock Exchange under the “SMRT” ticker symbol on August 25, 2021. Upon completion of the transaction, SmartRent received approximately $445 million in net cash proceeds, which provides the Company with the financial flexibility to invest in strategic initiatives to accelerate the growth of its category-leading smart home technology for the global real estate industry.

•

During the third quarter, the Company announced its integration with AppFolio Property Manager.  The partnership allows SmartRent to deliver its proprietary technology to a new customer base and segment of the housing market. AppFolio serves over 16,800 customers that collectively control approximately six million rental units.

•

SmartRent recently launched a white labeled resident app to accompany SmartRent connected communities.  The app allows property owners and managers to apply property or company branding while seamlessly connecting residents with access to the full suite of IOT devices installed on site.

•

The Company also enhanced Alloy Parking functionality with interactive maps that streamline space availability and assignment and sensor monitoring for real-time space occupancy and proactive space enforcement alerts.

•	SmartRent is continuing to develop its team to address the student housing market, and has several active, student housing pilots underway.

Business Outlook

Guidance provided by SmartRent is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

The Company continues to experience growing demand for its products and is scaling its personnel to meet this demand.  Supply chain and logistics remain a concern and we have been experiencing extended delivery times for some of our hardware components. Despite the headwinds related to procurement, the Company expects to deploy approximately 161,000 units for 2021.   We are revising our expectations for revenue in 2021 to a range of $100 to $105 million from $119 million reflecting supply chain restraints in deployment of our Fusion Hub and Alloy Access.

The Company will provide guidance for unit deployments, revenue and Adjusted EBITDA for 2022 when it reports fourth quarter and full year results for 2021.

Conference Call Information

SmartRent will host a conference call to discuss its third quarter 2021 financial results today, Wednesday, November 10, 2021, at 5:00 P.M. ET. Participants may join the call by dialing 1-855-327-6837 in the USA or Canada and 1-631-891-4304 for international callers.

A webcast of the conference call will also be available on the Events and Presentations section of the SmartRent website at investors.smartrent.com/events-and-presentations/default.aspx.

About SmartRent

Founded in 2017, SmartRent (NYSE: SMRT) is an enterprise smart home and smart building technology platform for property owners, managers, and residents. The SmartRent solution is designed to provide property managers with seamless visibility and control over all their assets while delivering cost savings and additional revenue opportunities through all-in-one home control offerings for residents. For more information, please visit smartrent.com.

Investor Contact:

Evelyn Leόn Infurna

investors@smartrent.com

Media Contact:

SmartRent@Inkhouse.com

(1) Key Operating Metrics Defined

SmartRent regularly monitors several operating and financial metrics including the following non-GAAP financial measures which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. The Company’s Key Operating Metrics may not provide accurate predictions of future GAAP financial results.

Total Units Deployed is defined as the aggregate number of the Company’s SmartHubs that have been installed (also including customer self-installations) as of a stated measurement date. The Company uses this operating metric to assess the general health and trajectory of its business growth.

New Units Deployed is defined as the aggregate number of SmartHubs that have been installed (also including customer self-installations) during a stated measurement period. The Company uses this operating metric to assess the general health and trajectory of its business growth.

Total Committed Units is defined as aggregate number of SmartHub units that are subject to binding orders from customers together with units that existing customers who are parties to a SmartRent master services agreement have informed us (on a non-binding basis) that they intend to order in the future for deployment within two years of the measurement date. The Company tracks the number of committed units to assess the general health and trajectory of its business and to assist in its longer-term resource analysis.

Units Booked is defined as the aggregate number of SmartHubs associated with binding orders executed during a stated measurement period. The Company utilizes the concept of Units Booked to assist in assessing near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only and accordingly are a subset of Total Committed Units.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our recurring SaaS revenue earned in the current quarter.

Use of Non-GAAP Financial Measures

This document may contain certain non-GAAP financial measures.  SmartRent's management and board of directors use certain non-GAAP measures to understand and evaluate SmartRent's operating performance, to establish budgets, and to develop operational goals for managing its business, and they believe these measures also provide meaningful supplemental information to investors and others in understanding and evaluating SmartRent's operating results and enhancing the overall understanding of its past performance and prospects.  These non-GAAP financial measures are not a substitute for GAAP measures and should be read in conjunction with SmartRent's GAAP financial information.

SMARTRENT, INC.

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Revenue
Hardware	$22,025	$9,782	$48,452	$23,956
Professional services	8,180	4,717	15,345	9,558
Hosted services	4,927	2,089	12,172	5,419
Total revenue	35,132	16,588	75,969	38,933

Cost of revenue
Hardware	24,565	10,428	49,222	24,991
Professional services	14,115	4,842	25,849	11,591
Hosted services	3,240	1,351	7,817	3,735
Total cost of revenue	41,920	16,621	82,888	40,317

Operating expense
Research and development	6,881	2,637	14,057	6,641
Sales and marketing	4,948	1,328	9,094	4,048
General and administrative	7,910	4,104	15,673	12,759
Total operating expense	19,739	8,069	38,824	23,448

Loss from operations	(26,527)	(8,102)	(45,743)	(24,832)

Interest expense, net	(57)	(130)	(199)	(510)
Other income (expense), net	(58)	(417)	69	(909)
Loss before income taxes	(26,642)	(8,649)	(45,873)	(26,251)

Provision for income taxes	43	48	130	170
Net loss	(26,685)	(8,697)	(46,003)	(26,421)
Other comprehensive loss
Foreign currency translation adjustment	(69)	100	(134)	132
Comprehensive loss	$(26,754)	$(8,597)	$(46,137)	$(26,289)
Net loss per common share
Basic and diluted	$(0.31)	$(1.07)	$(1.31)	$(3.68)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	85,273	8,148	35,181	7,188

SMARTRENT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$472,502	$38,618
Accounts receivable, net	32,942	20,787
Inventory	22,415	17,628
Deferred cost of revenue, current portion	6,566	6,782
Prepaid expenses and other current assets	22,932	3,840
Total current assets	557,357	87,655
Property and equipment, net	1,690	847
Deferred cost of revenue	16,282	10,072
Goodwill	4,162	4,162
Other long-term assets	3,343	1,113
Total assets	$582,834	$103,849

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$8,032	$2,275
Accrued expenses and other current liabilities	13,974	9,555
Deferred revenue, current portion	37,909	19,348
Current portion of long-term debt	1,652	1,651
Total current liabilities	61,567	32,829
Long-term debt, net	1,930	3,169
Deferred revenue	46,772	34,153
Other long-term liabilities	144	516
Total liabilities	110,413	70,667

Commitments and contingencies (Note 12)
Convertible preferred stock, $0.0001 par value; 50,000 and 105,995 shares authorized as of September 30, 2021 and December 31, 2020; No shares of preferred stock issued and outstanding as of September 30, 2021; 104,822 shares issued and outstanding as of December 31, 2020.	-	111,432

Stockholders' equity (deficit)
Common stock, $0.0001 par value; 500,000 and 140,595 shares authorized as of September 30, 2021 and December 31, 2020; 193,864 and 10,376 shares issued and outstanding as of September 30, 2021 and December 31, 2020	19	-
Additional paid-in capital	600,946	4,157
Accumulated deficit	(128,645)	(82,642)
Accumulated other comprehensive income	101	235
Total stockholders' equity (deficit)	472,421	(78,250)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$582,834	$103,849

SMARTRENT, INC.

SUMMARY CASH FLOW STATEMENT

(Unaudited)

(in thousands, except per share amounts)

	For the nine months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(46,003)	$(26,421)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	303	217
Amortization of debt discount	12	5
Non-employee warrant expense	647	342
Provision for warranty expense	5,928	146
Loss on extinguishment of debt	-	164
Non-cash lease expense	327	327
Stock-based compensation related to acquisition	607	502
Non-cash compensation expense related to acquisition	-	3,353
Stock-based compensation	4,555	840
Non-cash interest expense	-	100
Provision for excess and obsolete inventory	50	-
Provision for doubtful accounts	122	-
Change in operating assets and liabilities
Accounts receivable	(12,260)	(26,840)
Inventory	(5,010)	(7,380)
Deferred cost of revenue	(5,995)	(6,673)
Prepaid expenses and other assets	(18,029)	(5,201)
Accounts payable	5,110	2,981
Accrued expenses and other liabilities	(1,925)	134
Deferred revenue	30,170	21,800
Lease liabilities	(354)	(707)
Net cash used in operating activities	(41,745)	(42,311)
CASH FLOWS FROM INVESTING ACTIVITIES
Zenith acquisition, net of cash acquired	-	(2,382)
Purchase of property and equipment	(851)	(274)
Payment for loan receivable	(2,000)	-
Net cash used in investing activities	(2,851)	(2,656)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving line of credit	-	7,179
Payments on revolving line of credit	-	(11,981)
Payments on term loan	(1,251)	-
Payments on note payable related to acquisition	-	(4,327)
Proceeds from warrant exercise	5	-
Proceeds from convertible notes	-	50
Convertible preferred stock issued	35,000	57,500
Payments of convertible preferred stock transaction costs	(207)	(61)
Proceeds from business combination and private offering	500,628	-
Payments of business combination and private offering transaction costs	(55,644)	-
Net cash provided by financing activities	478,531	48,360
Effect of exchange rate changes on cash and cash equivalents	(51)	164
Net increase in cash and cash equivalents	433,884	3,557
Cash and cash equivalents - beginning of period	38,618	21,424
Cash and cash equivalents - end of period	$472,502	$24,981

SMARTRENT, INC.

RECONCILIATION of NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net loss	$(26,685)	$(8,697)	$(46,003)	$(26,421)
Interest expense, net	57	130	199	510
Provision for income taxes	43	48	130	170
Depreciation and amortization	130	96	303	217
EBITDA	(26,455)	(8,423)	(45,371)	(25,524)
Stock-based compensation	4,307	440	5,162	1,342
Non-cash warrant expense	248	160	647	342
Loss on extinguishment of debt	-	-	-	164
Loss on change in exchange rates	-	311	-	476
Compensation expense in connection with Zipato acquisition	-	760	-	3,353
Loss on warranty accrual	5,700	-	5,700	-
Other non-operating expense, net	60	(4)	64	10
Adjusted EBITDA	$(16,140)	$(6,756)	$(33,798)	$(19,837)

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, and may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of the Company's strategic acquisitions, changes in the market for our products and services, expected financial results, product portfolio enhancements, expansion plans and opportunities and expectations regarding key operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward‑looking statements include, among other things: (1) execute our business strategy within the smart home technology industry; (2) our ability to expand our products and solutions to meet the demands of the market; (3) our ability to meet legal obligations, including laws and regulations related to security and privacy; (4) our ability to prevent unauthorized or inadvertent access to our information technology systems and customer or resident data; (5) the competitiveness of our market and pricing levels of our competitors; (6) our ability to hire, retain, manage and motivate employees, including key personnel; (7) the ability of our suppliers to produce or obtain quality products and services on a timely basis or in sufficient quantity; (8) interruptions to, or other problems with, our website and interactive user interface, information technology systems, manufacturing processes or other operations; (9) our ability to successfully identify, acquire, and integrate quality acquisition targets; (10) legal proceedings, recall claims, and governmental inquiries; (11) our ability to acquire and protect our intellectual property and acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (12) comply with laws and regulations applicable to our business updates, including developments in state and local regulations; (13) our ability to fuel growth and accelerate the adoption of our products and services; (14) our ability to develop, design, and sell services that are differentiated from those of competitors; (15) our ability to manage risks associated with product liability, warranty, personal injury, property damage and recall matters; and (16) successful deployment of the proceeds from the business combination. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.